GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.—Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the SOCIAL SECURITY number of —	For this type of account:	Give the EMPLOYER IDENTIFICATION number of—

1. An individual’s account	The individual	9. A valid trust, estate or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(5)
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, any one of the individuals(1)
3. Husband and wife (joint account)	The actual owner of the account or, if joint funds, either person(1)

4. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	10. Corporate account	The corporation

5. Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor(1)	11. Religious, charitable, or educational organization account	The organization

6. Account in the name of guardian or committee for a designated ward, minor or incompetent person	The ward, minor or incompetent person(3)	12. Partnership account held in the name of the business	The partnership

7. a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	13.. Association, club or other tax- exempt organization	The organization

b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)	14. A broker or registered nominee	The broker or nominee

8. Sole proprietorship account	The Owner(4)	15. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity.

(1)	List first and circle the name of the person whose number you furnish.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s social security number.
(4)	Show the name of the owner.
(5)	List first and circle the name of the legal trust, estate or pension trust.

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.